Exhibit 99.1

SeaWorld Announces Amendment to Credit Facility and Further Updates on COVID-19 Response

ORLANDO, FL, April 21, 2020 — SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, today announced that the Company has amended its existing credit facility and has taken further proactive measures to ensure the safety of its customers, employees and animals, appropriately manage costs and expenditures, and ensure liquidity while its parks remain closed due to COVID-19.

“The increase in our revolving credit facility that we secured on March 10th, the amendment to our revolving credit facility that we announced today and the expected proceeds from the notes offering that we also announced today, will provide us with significant financial flexibility and liquidity to operate in this unprecedented and highly uncertain environment,” said Marc Swanson, Interim Chief Executive Officer of SeaWorld Entertainment, Inc. “I am proud of our team and thankful for their resilience during these uncertain times. We are fully committed to successfully navigating through this current environment, reopening our parks and welcoming back our guests as soon as it’s safe and permitted. We are confident in our business and strategy and sincerely look forward to coming out of this crisis and continuing to drive improved operating and financial results and long-term value for all stakeholders.”

Credit Agreement Amendment

On April 19, 2020, the Company entered into an amendment to its existing revolving credit facility to amend certain provisions therein (the “Credit Agreement Amendment”). Pursuant to the Credit Agreement Amendment, the Company will be exempt from complying with the financial maintenance covenants for each of the second, third and fourth quarters of 2020, after which the Company will be required to comply with such covenants beginning with the first quarter of 2021.  For purposes of calculating compliance with such covenants beginning with the first quarter of 2021, to the extent trailing Adjusted EBITDA[1] for the second, third or fourth quarters of 2020 would have otherwise been included in the calculation of such covenant, in lieu of using actual Adjusted EBITDA for such periods, Adjusted EBITDA for such applicable periods will be deemed to be actual Adjusted EBITDA for the corresponding quarter of 2019. In addition, the Company will be required to comply with a quarterly minimum liquidity coverage test (defined as cash, cash equivalents and available commitments under the Revolving Credit Facility) through no later than the third quarter of 2021.

COVID-19 Response

Since the global COVID-19 crisis began, the Company has taken the following proactive measures to ensure the safety of its customers, employee Ambassadors and animals, appropriately manage costs and expenditures, and ensure liquidity in response to COVID-19:

•	Increased its revolving credit commitments on March 10th;
•	Temporarily closed all theme parks, effective March 16th;
•	Furloughed approximately 95% of its current employees;
•	Reduced executive officers’ base salary by 20% until the theme parks substantially resume normal operations;
•	Eliminated and / or deferred all non-essential operating expenditures at both park and corporate;
•	Eliminated substantially all advertising and marketing spend;
•	Substantially reduced or deferred all capital expenditures starting in March 2020 (other than minimal essential capital expenditures);
•	Working with vendors and other business partners to manage, defer, and/or abate certain costs during the disruptions caused by the COVID-19 pandemic;
•	Implemented a formal daily review and approval for all payments and cash disbursements; and
•	Actively engaged and have been working on the Main Street lending program, to the extent available to the Company, in order to seek the benefits thereunder.

In light of its park closures, the Company is working to extend expiration dates and/or provide other offerings on its season passes among other products.

The Company’s team of zoological experts continues to tend to the needs of the animals in their care, making sure these animals continue their daily routines and are ensuring their health and dietary needs are met to maintain the highest level of welfare and wellness.

The SeaWorld animal rescue team is continuing critical animal rescue work, coming to the aid of animals in need. Furthermore, the Company has a dedicated team tasked with developing a reopening plan to welcome guests back when it is safe to do so.

Liquidity Update

Factoring in measures already taken in response to COVID-19, the Company estimates net cash outflows to be up to approximately $25 million per month, on average, while parks remain closed. The Company is actively evaluating additional cost reduction and cash saving measures. Including the expected proceeds from the notes offering announced today, the Company expects to have sufficient liquidity to meet its cash expenditure requirements into the fourth quarter of 2021.

Preliminary Unaudited Results

Prior to the COVID-19 park closures, the Company had a strong start to 2020 with record attendance and revenue through the first two months of the year.  Attendance for the first two months of the year was a record of 1.9 million guests, an increase of 9% when compared to the first two months of 2019. Total revenue for the first two months of 2020 was also a record of approximately $121 million, an increase of $13 million when compared to the first two months of 2019. Net loss was approximately $24 million, an improvement of $16 million, and Adjusted EBITDA[1] was a loss of approximately $5 million, an improvement of $9 million when compared to the first two months of 2019.  The Company expects total revenue for the quarter ended March 31, 2020 to be in the range of $150-$155 million, which reflects the impact from the mid-March park closures due to COVID-19.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The Company is one of the world’s foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The Company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The Company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped more than 36,000 animals in need over the Company’s history. SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld®, Busch Gardens®, Aquatica®, Sesame Place® and Sea Rescue®. Over its more than 60-year history, the Company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of- a-kind zoological collection. The Company’s theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company’s press releases, SEC filings and other notices by e-mail by registering at that website.

Forward Looking Statements

This press release contains statements relating to future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of the federal securities laws. The Company generally uses the words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future,” “guidance,” “targeted,” “goal” and variations of such words or similar expressions in this press release and any attachment to identify forward-looking statements. All statements, other than statements of historical facts included in this press release, including statements concerning plans, objectives, goals, expectations, beliefs, business strategies, future events, business conditions, results of operations, financial position, business outlook, earnings guidance, business trends and other information are forward-looking statements. The forward-looking statements are not historical facts, and are based upon current expectations, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management’s control. All expectations, beliefs, estimates and projections are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

These forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond management’s control, that could cause actual results to differ materially from the forward-looking statements contained in this press release, including among others: COVID-19 and its impact on the length of time the Company’s parks will be required to remain closed and the impact of these or other potential closures on the Company and its stakeholders, complex federal and state regulations governing the treatment of animals, which can change, and claims and lawsuits by activist groups; activist and other third-party groups and/or media can pressure governmental agencies, vendors, partners, and/or regulators, bring action in the courts or create negative publicity about us; factors beyond the Company’s control adversely affecting attendance and guest spending at its theme parks, including, but not limited to, weather, natural disasters, foreign exchange rates, consumer confidence, the potential spread of travel-related health concerns including pandemics and epidemics, travel related concerns, and governmental actions; incidents or adverse publicity concerning the Company’s theme parks, the theme park industry or zoological facilities; a decline in discretionary consumer spending or consumer confidence; risks affecting the States of Florida, California and Virginia which generate a significant portion of the Company’s revenues such as natural disasters, severe weather and travel-related disruptions or incidents; inability to compete effectively in the highly competitive theme park industry; animal exposure to infectious disease; high fixed cost structure of theme park operations; changing consumer tastes and preferences; cyber security risks and failure to maintain the integrity of internal or guest data; technology interruptions or failures that impair access to the Company’s websites or information technology systems; increased labor costs, including minimum wage increases, and employee health and welfare benefits; adverse litigation judgments or settlements; inability to protect the Company’s intellectual property or the infringement on intellectual property rights of others; the loss of licenses and permits required to exhibit animals or the violation of laws and regulations; loss of key personnel; unionization activities or labor disputes; inability to meet workforce needs; risks associated with the Company’s cost optimization program, capital allocation plans, share repurchases, acquisitions or other strategic initiatives and financing transactions; inability to maintain certain commercial licenses; inadequate insurance coverage; inability to purchase or contract with third party manufacturers for rides and attractions or construction delays; environmental regulations, expenditures and liabilities; suspension or termination of any of the Company’s business licenses, including by legislation at federal, state or local levels; delays, restrictions or inability to obtain or maintain permits; financial distress of strategic partners or other counterparties; changes to immigration, foreign trade, investments or other policies; inability to realize the full value of the Company’s intangible assets; changes in tax laws; tariffs or other trade restrictions; and other risks, uncertainties and factors set forth in the section entitled “Risk Factors” in the Company’s most recently available Annual Report on Form 10-K, as such risks, uncertainties and factors may be updated in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”).

Although the Company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) the Company has correctly measured or identified all of the factors affecting its business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) the Company’s strategy, which is based in part on this analysis, will be successful. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect new information or events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the SEC (which are available from the SEC’s EDGAR database at www.sec.gov and via the Company’s website at www.seaworldinvestors.com).

This press release includes Adjusted EBITDA which is a metric that is not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See the financial statement table for the definition of Adjusted EBITDA and its reconciliation to the respective most comparable financial measure calculated in accordance with GAAP.

CONTACT:

Investor Relations:

Matthew Stroud

Vice President, Investor Relations

855-797-8625

Investors@SeaWorld.com

Media:

Lindsay Walters

Vice President, Edelman

202-867-8014

Lindsay.Walters@Edelman.com

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
	For the Two Months Ended
	February 29, 2020	February 28, 2019
	(Unaudited, in millions)
Net loss	$ (23.7)	$ (39.4)
Benefit from income taxes	(7.6)	(15.7)
Interest expense	13.0	13.5
Depreciation and amortization	24.9	26.2
Loss on impairment or disposal of assets and certain non-cash expenses(a)	0.1	—
Business optimization, development and strategic initiative costs (b)	0.8	1.3
Certain transaction and investment costs and other taxes	0.1	0.1
Other adjusting items (c)	(12.4)	0.1
Adjusted EBITDA (d)	$ (4.8)	$ (13.9)

(a)  Reflects primarily non-cash expenses related to miscellaneous fixed asset disposals and impairments.

(b)  Reflects business optimization, development and other strategic initiative costs primarily related to third party consulting.

(c)  For the first two months of 2020, primarily reflects the impact of an insurance settlement received related to certain legal matters, which the Company is permitted to exclude under the credit agreement governing its Senior Secured Credit Facilities due to the unusual nature of the items.

(d)  Adjusted EBITDA is defined as net income (loss) before income tax expense, interest expense, depreciation and amortization, as further adjusted to exclude certain non-cash, and other items permitted in calculating covenant compliance under the credit agreement governing our Senior Facilities.